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                                                                      Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
                TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                          (in thousands, except ratios)

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                                                                            Three months Ended
                                                                                 March 31,
                                                                        ----------------------------
                                                                           1995             1994
                                                                        -----------      -----------
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EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA
Income before income taxes and minority interest                        $     3,306      $     6,369
Minority interest in income of  majority-owned subsidiaries                    (563)          (1,492)
                                                                        -----------      -----------
Income before income taxes                                                    2,743            4,877
                                                                        -----------      -----------
Add fixed charges included in income:
 Interest expense                                                             1,711            2,298
 Amortization of deferred financing costs                                        49               49
 Interest portion of rental expenses (33%)                                      197              841
                                                                        -----------      -----------
  Sub-total fixed charges included in income                                  1,957            3,188
                                                                        -----------      -----------
Income                                                                  $     4,700      $     8,065
                                                                        -----------      -----------
                                                                        -----------      -----------

Fixed Charges
Included in income                                                      $     1,957      $     3,188
Capitalized interest                                                          1,831            1,479
                                                                        -----------      -----------
 Total fixed charges                                                          3,788            4,667
                                                                        -----------      -----------
Preferred dividends                                                           2,066            3,201
                                                                        -----------      -----------
 Combined fixed charges and preferred dividends                         $     5,854      $     7,868
                                                                        -----------      -----------
                                                                        -----------      -----------

Ratio of earnings to fixed charges                                             1.24             1.73


Amount by which fixed charges exceed earnings                                    -                -

Ratio of earnings to combined fixed charges
 and preferred dividends                                                         -              1.03

Amount by which combined fixed charges and
 preferred dividends exceed earnings                                    $     1,154               -
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